AGREEMENT AND PLAN OF REORGANIZATION AND EXCHANGE

THIS AGREEMENT AND PLAN OF REORGANIZATION AND EXCHANGE (“Agreement”) is made effective as of this 11th day of November, 2010, by and between Brandes Investment Trust (“Public Trust”), a Delaware statutory trust with its principal place of business at 11988 El Camino Real, Suite 500, San Diego, California 92130, on behalf of Brandes Institutional Emerging Markets Fund (“Acquiring Fund”), a separate series of the Public Trust; Brandes Institutional Equity Trust (“Private Trust”), a Delaware statutory trust with its principal place of business at 11988 El Camino Real, Suite 500, San Diego, California 92130, on behalf of Brandes Emerging Markets Equity Portfolio (“Acquired Fund”), a separate series of the Private Trust; and Brandes Investment Partners, L.P. (“Brandes”) as Investment Manager under the Private Trust.  The term “Acquiring Fund” is used herein, as the context requires, to refer to the Public Trust, or the Acquiring Fund, or both, and the term “Acquired Fund” is used herein, as the context requires, to refer to the Private Trust, or the Acquired Fund, or both.

This Agreement is intended to be and is adopted as a plan of exchange within the meaning of section 351 of the Internal Revenue Code of 1986, as amended (“Code”).  Subject to the terms and representations set forth herein, that exchange (“Exchange”) will consist of the  transfer of substantially all of the property and assets of the Acquired Fund to the Acquiring Fund in exchange for (i) Class I shares of beneficial interest of the Acquiring Fund (“Acquiring Fund Shares” or “Shares of the Acquiring Fund”) for the single class of outstanding shares of beneficial interest of the Acquired Fund, as described herein, and (ii) the assumption by the Acquiring Fund of stated liabilities of the Acquired Fund.  Immediately following the Exchange, the Acquired Fund will distribute the Acquiring Fund Shares to the beneficial owners of record of the Acquired Fund (“Acquired Fund Beneficial Owners”) in proportion to the aggregate net asset value of interests of the Acquired Fund (“Acquired Fund Interests”) held by them, followed as soon as practicable by the liquidation and termination of the Acquired Fund, all upon the terms and conditions hereinafter set forth in this Agreement subject to the terms of the Fifth Amended and Restated Agreement and Declaration of Trust dated March 15, 2007 between The Northern Trust Company as Custodial Trustee, Wilmington Trust Company as Delaware Trustee, and Brandes Investment Partners, LP as Investment Manager.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1.	TRANSFER OF ASSETS OF THE ACQUIRED FUND TO THE ACQUIRING FUND IN EXCHANGE FOR ACQUIRING FUND SHARES AND THE ASSUMPTION OF STATED ACQUIRED FUND LIABILITIES; LIQUIDATION OF THE ACQUIRED FUND

1.1           Subject to the terms and conditions herein set forth and on the basis of the representations and warranties contained herein, Brandes agrees to cause the Acquired Fund to transfer to the Acquiring Fund substantially all of the Acquired Fund’s assets as set forth in section 1.2, and the Acquiring Fund agrees in exchange therefore to (a) deliver to the Acquired Fund that number of full and fractional Acquiring Fund Shares computed in the manner set forth in section 2.3 and (b) assume stated liabilities of the Acquired Fund as set forth in paragraph 1.4.  Such transactions shall take place at the closing provided for in section 3.1 (“Closing”).

1.2           Except for those assets listed Schedule A, the assets of the Acquired Fund to be acquired by the Acquiring Fund (“Assets”) shall consist of all assets, including, without limitation, all cash, cash equivalents, securities, commodities and futures interests and dividends or interest or other receivables that are owned by the Acquired Fund shown on the balance sheet of the Acquired Fund prepared as of the Valuation Date (as defined in section 2.1), prepared in accordance with generally accepted accounting principles (“GAAP”) applied consistently with those of the Acquired Fund’s most recent audited balance sheet.

1.3           Brandes shall cause the Acquired Fund to pay or cause to be paid to the Acquiring Fund any interest or dividends received on or after the Closing with respect to securities or other instruments transferred to the Acquiring Fund hereunder.  Brandes will cause the Acquired Fund to transfer to the Acquiring Fund any distributions, rights, stock dividends or other securities received by the Acquired Fund after the Closing as distributions on or with respect to the securities or other instruments transferred, which shall be deemed included in the Assets and shall not be separately valued, unless the securities in respect of which such distribution is made shall have gone “ex” prior to the Valuation Date, in which case any such distribution that remains unpaid at the Closing shall be included in the determination of the value of the assets of the Acquired Fund acquired by the Acquiring Fund.

1.4           The Acquiring Fund shall assume only those liabilities of the Acquired Fund existing at the Valuation Date and set forth in Schedule B hereto (collectively, “Liabilities”).

1.5           Immediately after the transfer of Assets in exchange for the Acquiring Fund Shares and the assumption of Liabilities provided for in section 1.1 (“Distribution Time”), Brandes shall cause the Acquired Fund to distribute to the Acquired Fund Beneficial Owners, determined as of the Valuation Date (“Participating Acquired Fund Beneficial Owners”), pro rata in the proportion of the aggregate net asset value of Acquired Fund Interests held by the Acquired Fund Beneficial Owners, the Acquiring Fund Shares received by the Acquired Fund pursuant to Section 1.1.  Such distribution (“Distribution”) will be accomplished by the transfer of the Acquiring Fund Shares then credited to the account of the Acquired Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of the Participating Acquired Fund Beneficial Owners.  The aggregate net asset value of Acquiring Fund Shares to be so credited to the Participating Acquired Fund Beneficial Owners shall be equal to the aggregate value at the Valuation Date of the Assets less the amount of Liabilities.  All issued and outstanding interests in the Acquired Fund will simultaneously be cancelled on the books of the Acquired Fund.  The Acquiring Fund will not issue certificates representing Acquiring Fund Shares in connection with the Exchange.

1.6           Ownership of Acquiring Fund Shares will be shown on the books of the Acquiring Fund.  Shares of the Acquiring Fund will be issued in the manner described in the Acquiring Fund’s then-current prospectus and statement of additional information in its Registration Statement on Form N-1A (“Prospectus”).

1.7           As soon as is reasonably practicable after the Distribution, Brandes shall ensure that the Acquired Fund shall be completely liquidated.  The Acquired Fund shall not conduct any business on and after the Closing Date except in connection with its dissolution, liquidation, and termination of its business.

1.8           Any reporting responsibility of the Acquired Fund including, but not limited to, the responsibility for filing of regulatory reports, tax returns, or other documents with the Securities and Exchange Commission (“Commission”), any state securities commission, any federal, state or local tax authorities, or any other relevant regulatory authority, is and shall remain the responsibility of the Acquired Fund as determined and directed by Brandes.

1.9           Brandes shall cause all books and records of the Acquired Fund to be available to the Acquiring Fund from and after the Closing Date and shall cause such books and records to be turned over to the Acquiring Fund as soon as practicable following the Closing Date.

2.	VALUATION

2.1           The value of the Assets and the amount of all Liabilities shall be computed as of the close of regular trading on the New York Stock Exchange (normally, 4:00 P.M., Eastern time) on the business day immediately preceding the Closing and after the payment of any distributions or other amounts by the Acquired Fund (such time and date, “Valuation Date”), all in accordance with the Valuation Procedures and procedures adopted pursuant to Rule 17a-7 under the 1940 Act, that have been duly approved by the Public Trust, as well as its Prospectus.

2.2           The net asset value of an Acquiring Fund Share shall be determined by the Acquiring Fund in the manner described in the Public Trust’s Valuation Procedures, as well as its Prospectus in its Registration Statement on Form N-1A.

2.3           The number of the Acquiring Fund Shares to be issued (including fractional shares, if any) in exchange for the Assets and subject to the assumption of Liabilities shall be determined by dividing the value of the Assets, determined pursuant to section 2.1, less the amount of Liabilities, as determined in accordance with customary procedures for determining the net asset value of a share of an open-end investment company that is registered under the Investment Company Act of 1940, as amended (“1940 Act”), by the net asset value of one Acquiring Fund Share determined pursuant to Section 2.2.

2.4           Each of the Acquired Fund and the Acquiring Fund hereby agrees to cooperate with the other party in valuing the securities and other investments held by the Acquired Fund, as well as determining the amount of Liabilities, for purposes of the Exchange.

3.	CLOSING AND CLOSING DATE

3.1           The Closing of the transactions contemplated by this Agreement shall be on or about 4:00 P.M., Eastern time, on February 1, 2011, or such later date as the parties may agree in writing (“Closing Date”).  All acts taking place at the Closing shall be deemed to take place simultaneously on the Closing Date, unless otherwise agreed to by the parties.  The Closing shall be held at the offices of the Acquired Fund or at such other place and time as the parties shall mutually agree.

3.2           Brandes shall cause the Acquired Fund to deliver to the Acquiring Fund on the Closing Date a schedule of Assets and a schedule of Liabilities.

3.3           The Northern Trust Company (“Northern Trust”), in its capacity as the custodial trustee of the Acquired Fund, shall be separately engaged by the Board of Trustees of the Public Trust to open a new custodian account for the Acquiring Fund.  Brandes shall direct Northern Trust in its capacity as Investment Manager under the Private Trust to deliver in proper form the assets of the Acquired Fund to Northern Trust in its capacity as the custodian for the Acquiring Fund,  on the Closing Date.  Brandes shall instruct Northern Trust to present to the Acquiring Fund the Acquired Fund’s portfolio securities in the form of a certified asset list or other written instrument for examination no later than five business days preceding the Closing Date and those portfolio securities comprising the Assets shall be transferred and delivered as of the Closing Date by the Acquired Fund for the account of the Acquiring Fund duly endorsed in proper form for transfer in such condition as to constitute good delivery thereof.  The Acquired Fund’s portfolio securities and instruments held in book entry form at a securities depository, as defined in Rule 17f-4 under the 1940 Act, shall be delivered as of the Closing Date by book entry transfer in accordance with the customary practices of such depositories .  Brandes shall direct Northern Trust  as custodial trustee of e the Acquired Fund to deliver by wire transfer of Federal Funds on the Closing Date.

3.4           The Acquired Fund shall deliver at the Closing a duly certified certificate stating that the Acquired Fund’s records contain the names and addresses of the Participating Acquired Fund Beneficial Owners and the percentage ownership of Acquired Fund Interests to 5 decimal places of each Acquired Fund Beneficial Owner.  The Acquiring Fund shall issue and deliver a confirmation evidencing the Acquiring Fund Shares to be credited on the Closing Date to the Acquired Fund or provide evidence satisfactory to the Acquired Fund that such Acquiring Fund Shares have been credited to each Participating Acquired Fund Beneficial Owner’s account on the books of the Acquiring Fund.  At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, share certificates, if any, receipts or other documents as such other party or its counsel may reasonably request to effect the transactions contemplated by this Agreement.

3.5           In the event that immediately prior to the Valuation Date (a) the New York Stock Exchange or another primary trading market for portfolio securities of the Acquired Fund shall be closed to trading or trading thereupon shall be restricted, or (b) trading or the reporting of trading on such exchange or elsewhere shall be disrupted so that, in the judgment of Brandes, in its capacity as Investment Manager of the Acquired Fund, or the Board of Trustees of the Acquiring Fund, or both, accurate appraisal of the value of the net assets of the Acquired Fund is impracticable, the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored.

4.	REPRESENTATIONS AND WARRANTIES

4.1           Brandes on behalf of the Acquired Fund represents and warrants to the Acquiring Fund as follows:

(a)           The Private Trust is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware with power under its Agreement and Declaration of Trust to own all of its properties and assets and to carry on its business as it is now being conducted; and

(b)           No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Acquired Fund of the transactions contemplated herein, except such as have been obtained under the Securities Act of 1933, as amended, (“1933 Act”) the Securities Exchange Act of 1934, as amended, (“1934 Act”), the 1940 Act, and other applicable law, rule or regulation; and

(c)           The Acquired Fund is not, and the execution, delivery and performance of this Agreement by the Acquired Fund will not result, in violation of the laws of the State of Delaware or of the Private Trust’s Agreement and Declaration of Trust, or of any material agreement, indenture, instrument, contract, lease or other undertaking to which the Acquired Fund is a party or by which it is bound; and the execution, delivery and performance of this Agreement by the Acquired Fund will not result in the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Acquired Fund is a party or by which it is bound; and

(d)           No material litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or its knowledge threatened against the Acquired Fund or any properties or assets held by it. The Acquired Fund knows of no facts which might form the basis for the institution of such proceedings which would materially and adversely affect the Acquired Fund’s business and the Acquired Fund is not a party to or subject to the provisions of any order, decree, or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions herein contemplated; and

(e)           There are no material contracts outstanding to which the Acquired Fund is a party, other than those that have been disclosed to the Acquiring Fund; and

(f)           The Statement of Assets and Liabilities of the Acquired Fund for the fiscal year ended December 31, 2009 has been audited by Ernst & Young LLP, independent registered public accounting firm, and is in accordance with GAAP consistently applied, and such statement (a copy of which has been furnished to the Acquiring Fund) presents fairly, in all material respects, the financial position of the Acquired Fund as of such date in accordance with GAAP, and there are no known contingent liabilities of the Acquired Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date not disclosed therein; and

(g)           Since December 31, 2009, there has not been any material adverse change in the Acquired Fund’s financial condition, assets, liabilities or business other than changes occurring in the ordinary course of business.  For purposes of this subsection, neither (i) a decline in net value of a Acquired Fund interest due to declines in market values of securities in the Acquired Fund’s portfolio or the discharge of Acquired Fund liabilities nor (ii) redemptions by Acquired Fund Beneficial Owners shall constitute a material adverse change; and

(h)           At the date hereof and at the Closing Date, all federal and other tax returns and reports of the Acquired Fund required by law to have been filed by such dates (including any extensions) shall have been filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof, and, to the best of the Acquired Fund’s knowledge, no such return is currently under audit and no assessment has been asserted with respect to such returns; the Acquired Fund is taxed as partnership under the Code and is not taxed as publicly traded partnership under the Code; and

(i)           The interests of each Acquired Fund Shareholder in the Acquired Fund, as they appear on the Acquired Fund books as of the Valuation Date (“Acquired Fund Interests”), (i) in each jurisdiction where offered for sale and sold, have been offered for sale or sold in compliance in all material respects with applicable registration requirements of the 1933 Act or exemptions therefrom, state securities laws and other applicable laws of the jurisdiction in which offered or sold, (ii) are, and on the Closing Date will be, duly authorized, duly and validly issued and fully paid, and (iii) will be held at the time of the Closing by the persons and in the amounts set forth in the records of the Acquired Fund, as provided in Section 3.4.  The Acquired Fund does not have outstanding any options, warrants or other rights to subscribe for or to purchase any Acquired Fund Interests nor is there outstanding any security convertible into any Acquired Fund Interests; and

(j)           At the Closing Date, the Acquired Fund will have good and marketable title to the Assets, which are to be transferred to the Acquiring Fund pursuant to Section 1.1, and full right, power, and authority to sell, assign, transfer and deliver such Assets and all other assets and  Liabilities of the Acquired Fund to be transferred to the Acquiring Fund (and, with respect to the Liabilities, assumed by the Acquiring Fund) pursuant to this Agreement hereunder free of any liens, encumbrances, security interests, or other transfer restrictions except those liens, encumbrances, security interests, or other transfer restrictions of which the Acquiring Fund has received notice and to which the Acquired Fund has agreed prior to the Closing or those liens, encumbrances, security interests, or other transfer restrictions created by the Acquiring Fund, and upon delivery and payment for such Assets, the Acquiring Fund will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including such restrictions as might arise under the 1933 Act, except those restrictions of which the Acquiring Fund has received notice and to which the Acquired Fund has agreed prior to the Closing; and

 (k)           The execution, delivery and performance of this Agreement will have been duly authorized prior to the Closing Date by all necessary action, if any, on the part of the Acquired Fund and this Agreement constitutes a valid and binding obligation of the Acquired Fund, enforceable pursuant to its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles.  The Acquired Fund shall obtain the written consent of all Acquired Fund Beneficial Owners as is necessary for the Exchange to comply with all applicable law, rule and regulation, including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and

(l)           The information to be furnished by the Acquired Fund for use in advertisements, applications for orders, registration statements, annual reports, or for use in any other document filed or to be filed with any federal, state or local regulatory authority (including the Financial Industry Regulatory Authority (“FINRA”), which may be necessary in connection with the transactions contemplated herein, shall be true, accurate and complete in all material respects, shall comply in all material respects with federal securities and other laws and regulations applicable thereto and shall not omit to state any material fact necessary in order to make the information not misleading; and

(m)           The Assets will satisfy the 50-percent and 25-percent tests of section 1.351-1 (c)(6) of the Treasury Regulations; and

(n)           At the Closing Date, neither the Acquired Fund nor any of the Acquired Fund Beneficial Owners will be under any obligation or binding commitment to dispose of any Acquiring Fund Shares received in the Exchange; and

(o)           The issuance of the Acquiring Fund Shares is not a sale of such shares required to be registered separately by the Acquiring Fund on Form N-14 under the 1933 Act.

4.2           The Acquiring Fund represents and warrants to the Acquired Fund as follows:

(a)           The Public Trust is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware with power under its Agreement and Declaration of Trust to own all of its properties and assets and to carry on its business as it is now being conducted; and

(b)           The Public Trust, which is organized as a “series mutual fund,” is registered with the Commission as an open-end management investment company under the 1940 Act, and such registration is in full force and effect; and

(c)           No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Acquiring Fund of the transactions contemplated herein, except such as have been or will prior to the Closing Date be obtained under the 1934 Act, the 1940 Act, and any other applicable law, rule or regulation; provided, however, that the Acquiring Fund makes no representation regarding any obligation to register the Acquiring Fund Shares on Form N-14 under the 1933 Act, in reliance on the Acquired Fund’s representations in Section 4.1(o) hereof; and

(d)           The Acquiring Fund is not, and the execution, delivery, and performance of this Agreement by the Acquiring Fund will not result in violation of Delaware law or of the Acquiring Fund’s Agreement and Declaration of Trust, or any material agreement, indenture, instrument, contract, lease or other undertaking to which the Acquiring Fund is a party or by which it is bound, and the execution, delivery and performance of this Agreement by the Acquiring Fund will not result in the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Acquiring Fund is a party or by which it is bound; and

(e)           No material litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or to its knowledge threatened against the Acquiring Fund or any properties or assets held by it.  The Acquiring Fund knows of no facts which might form the basis for the institution of such proceedings which would materially and adversely affect the Acquiring Fund’s business and the Acquiring Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions herein contemplated; and

(f)           At the date hereof and at the Closing Date, all federal and other tax returns and reports of the Acquiring Fund required by law to have been filed by such dates (including any extensions) shall have been filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof, and, to the best of the Acquiring Fund’s knowledge, no such return is currently under audit and no assessment has been asserted with respect to such returns; and

(g)           The Acquiring Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any Acquiring Fund Shares nor is there outstanding any security convertible into any Acquiring Fund Shares; and

(h)           The Acquiring Fund Shares to be issued and delivered to the Acquired Fund pursuant to the terms of this Agreement, and all other issued and outstanding Acquiring Fund Shares, will at the Closing Date have been duly authorized and, when so issued and delivered, will be duly and validly issued and outstanding Acquiring Fund Shares, and will be fully paid and non-assessable; and

(i)           The execution, delivery and performance of this Agreement will have been duly authorized prior to the Closing Date by all necessary action, if any, on the part of the Board of Trustees (including a majority of the independent Board members) of the Acquiring Fund and this Agreement constitutes a valid and binding obligation of the Acquiring Fund, enforceable pursuant to its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles; and

(j)           The information to be furnished by the Acquiring Fund for use in advertisements, applications for orders, registration statements, annual reports, or for use in any other document filed or to be filed with any federal, state or local regulatory authority (including FINRA), which may be necessary in connection with the transactions contemplated herein, shall be true, accurate and complete in all material respects, shall comply in all material respects with federal securities and other laws and regulations applicable thereto, and shall not omit to state any material fact necessary in order to make the information not misleading; and

(k)           For its first taxable year, which includes the date of the Exchange, the Acquiring Fund will elect and qualify to be treated as a regulated investment company (“RIC”) under subchapter M of the Code and will for that taxable year compute its federal income tax under Code section 852; and

(l)           At the Closing Date, the Acquiring Fund will not be under any obligation or binding commitment to issue additional Acquiring Fund Shares to any person, and the number and percentage of Acquiring Fund Shares to be issued in the future will not be known or determinable.

5.	COVENANTS OF THE ACQUIRING FUND AND THE ACQUIRED FUND

5.1           The Acquired Fund covenants to operate the Acquired Fund’s business in the ordinary course between the date hereof and the Closing Date, it being understood that (i) such ordinary course of business will include such changes as are contemplated by the Acquired Fund’s normal operations and preparing for its dissolution, liquidation, and termination, and (ii) the Acquired Fund shall retain exclusive control of the composition of its Assets until the Closing Date.

5.2           Brandes covenants that upon reasonable notice, the Acquiring Fund’s officers and agents shall have reasonable access to the Acquired Fund’s books and records necessary to maintain current knowledge of the Acquired Fund and to ensure that the representations and warranties made by Brandes on behalf of the Acquired Fund are accurate.

5.3           Brandes covenants that the Shares of the Acquiring Fund to be issued hereunder are not being acquired for the purpose of making any distribution thereof other than pursuant to the terms of this Agreement.

5.4           Brandes covenants to cause the Acquired Fund to assist the Acquiring Fund in obtaining such information as the Acquiring Fund reasonably requests concerning the beneficial ownership of the Acquired Fund Interests.

5.5           Subject to the provisions of this Agreement, Brandes on behalf of each of the Acquiring Fund and the Acquired Fund covenants that it will take, or cause to be taken, all actions, and do or cause to be done, all things reasonably necessary, proper, and/or advisable to consummate and make effective the transactions contemplated by this Agreement.

5.6           Brandes covenants to cause the Acquired Fund , from time to time, as and when reasonably requested by the Acquiring Fund, to execute and deliver all such assignments and other instruments, and will  cause to be taken such further action as the Acquiring Fund may reasonably deem necessary or desirable in order to vest in and confirm the Acquiring Fund’s title to and possession of all the Assets and otherwise to carry out the intent and purpose of this Agreement.

5.7           Brandes on behalf of the Acquired Fund covenants to use all reasonable efforts to obtain any approvals and authorizations required by all applicable law, rule and regulation, including the 1933 Act, the 1934 Act, the 1940 Act, ERISA, state securities laws and the laws of the State of Delaware, as are required to consummate the transactions contemplated herein.

5.8           The Acquiring Fund covenants to use all reasonable efforts to obtain any approvals and authorizations required by all applicable law, rule and regulation, including the 1933 Act, the 1934 Act, the 1940 Act, ERISA, and state securities laws as are required to consummate the transactions contemplated herein and to continue its operations after the Closing Date as a RIC under the Code, including having a Registration Statement on Form N-1A effective at the Closing Date that covers the continuous public offering of Shares of the Acquiring Fund; provided, however, that in reliance on Section 4.1(o) hereof, the Acquiring Fund shall not be required to register the Acquiring Fund Shares separately on Form N-14 under the 1933 Act; and provided, further, that the Acquiring Fund may take such actions it reasonably deems advisable after the Closing Date as circumstances change.

5.9           The Acquiring Fund covenants that it will, from time to time, as and when reasonably requested by the Acquired Fund, execute and deliver or cause to be executed and delivered all such assignments, assumption agreements, releases, and other instruments, and will take or cause to be taken such further action, as the Acquired Fund may reasonably deem necessary or desirable in order to vest and confirm to the Acquired Fund title to and possession of all Acquiring Fund Shares to be transferred to the Acquired Fund pursuant to this Agreement.

5.10           Brandes covenants to cause the Acquired Fund  to make a distribution, pursuant to Section 1.4, at the Distribution Time to the Participating Acquired Fund Beneficial Owners consisting of the Class I shares of the Acquiring Fund received at the Closing.

5.11           Brandes on behalf of each of the Acquiring Fund and the Acquired Fund covenants that it shall use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to effect the transactions contemplated by this Agreement as promptly as practicable.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRED FUND

The obligations of the Acquired Fund to consummate the transactions provided for herein shall be subject, at Brandes’ election, to the performance by the Acquiring Fund of all the obligations to be performed by the Acquiring Fund hereunder on or before the Closing Date, and, in addition thereto, the following further conditions:

6.1           All representations and warranties of the Public Trust, with respect to the Acquiring Fund, contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date, with the same force and effect as if made on and as of the Closing Date; and there shall be (i) no pending or threatened litigation brought by any person (other than Acquiring Fund, its adviser or any of their affiliates) against the Acquired Fund, the Acquiring Fund or their advisers, directors, trustees or officers arising out of this Agreement and (ii) no facts known to the Acquired Fund which the Acquired Fund reasonably believes might result in such litigation;

6.2           The Acquiring Fund shall have executed and delivered to the Acquired Fund an Assumption of Liabilities, certified by an officer of the Acquiring Fund, dated as of the Closing Date pursuant to which the Acquiring Fund assumes the Liabilities of the Acquired Fund existing on the Valuation Date;

6.3           The Acquiring Fund shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by the Acquiring Fund on or before the Closing Date; and

6.4           Before the Closing, the Acquiring Fund shall have issued to the initial sole shareholder of the Acquiring Fund a nominal number of Acquiring Fund Shares; and the initial sole shareholder shall have approved the Investment Advisory Agreement between the Acquiring Fund and Brandes Investment Partners, L.P.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUND

The obligations of the Acquiring Fund to consummate the transactions provided for herein shall be subject, at its election, to the performance by the Acquired Fund of all of the obligations to be performed by the Acquired Fund hereunder on or before the Closing Date and, in addition thereto, the following further conditions:

7.1           All representations and warranties of Brandes on behalf of the Private Trust, with respect to the Acquired Fund, contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date, with the same force and effect as if made on and as of the Closing Date; and there shall be (i) no pending or threatened litigation brought by any person (other than the Acquired Fund or any of its affiliates) against the Acquired Fund, or the Acquiring Fund, its advisers, directors, trustees or officers, arising out of this Agreement and (ii) no facts known to the Acquiring Fund which the Acquiring Fund reasonably believes might result in such litigation;

7.2           The Acquired Fund shall have delivered to the Acquiring Fund a statement of the Acquired Fund’s Assets and Liabilities as of the Valuation Date, certified by Brandes on behalf of the Acquiring Fund, including a list of securities owned by the Acquired Fund with their respective tax costs and values determined as provided in Section 2 above, all as of the Valuation Date;

8.	FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUND AND THE ACQUIRED FUND

If any of the conditions set forth below have not been met on or before the Closing Date with respect to the Acquired Fund or the Acquiring Fund, any other party to this Agreement shall, at its option, not be required to consummate the transactions contemplated by this Agreement:

8.1           This Agreement and the transactions contemplated herein shall have been approved by such written consents of the Acquired Fund Beneficial Owners as the Acquired Fund may advise are required by applicable laws of the State of Delaware, ERISA, and applicable federal securities laws.  Notwithstanding anything herein to the contrary, neither the Acquiring Fund nor the Acquired Fund may waive the conditions set forth in this section 8.1;

8.2           On the Closing Date, no action, suit or other proceeding shall be pending or to either party’s knowledge threatened before any court or governmental agency in which it is sought to restrain or prohibit, or obtain material damages or other relief in connection with, this Agreement or the transactions contemplated herein;

8.3           All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities deemed necessary by the Acquiring Fund or the Acquired Fund to permit consummation, in all material respects, of the transactions contemplated herein shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Acquiring Fund or the Acquired Fund, provided that either party hereto may for itself waive any of such conditions; and

8.4           The Registration Statement on Form N-1A with respect to the Acquiring Fund shall have become effective under the 1933 Act and no stop orders suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.

8.5           The parties shall have received an opinion of Dechert LLP addressed to Brandes on behalf of each of the Acquired Fund and the Public Trust substantially to the effect that, based upon certain facts, assumptions and representations of the type normally set forth in such opinions, the Exchange contemplated by this Agreement constitutes a tax free exchange for federal income tax purposes.  The delivery of such opinion is conditioned upon receipt by Dechert LLP of representations it shall request of Brandes on behalf of each of the Acquired Fund and the Public Trust.

8.6           The parties shall have taken all acts as are necessary and desirable to provide for the Reorganization to be conducted in conformity in all material respects with the material facts and conditions set forth in the SEC staff’s no-action position in GuideStone Financial Resources of the Southern Baptist Convention (pub. avail. Dec. 27, 2006).

9.	INDEMNIFICATION

9.1           The Acquiring Fund agrees to indemnify and hold harmless the Acquired Fund and each of the Acquired Fund’s trustees, officers, agents or employees from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable court costs, but excluding any indirect, consequential, or special damages) to which jointly and severally, the Acquired Fund or any of its trustees, officers, agents or employees may become subject, insofar as any such loss, claim, damage, liability, or expense arises out of or is based on (i) any breach by the Acquiring Fund of any of its representations, warranties, covenants or agreements set forth in this Agreement, or (ii) the negligent or reckless acts or omissions or willful misfeasance of the Acquiring Fund in connection with this Agreement.

9.2           Brandes agrees to cause the Acquired Fund to indemnify and hold harmless the Acquiring Fund and each of the Acquiring Fund’s trustees, officers, agents or employees from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable court costs, but excluding any indirect, consequential, or special damages) to which jointly and severally, the Acquiring Fund or any of its trustees, officers, agents or employees may become subject, insofar as any such loss, claim, damage, liability, or expense arises out of or is based on (i) any breach by the Acquired Fund of any of its representations, warranties, covenants or agreements set forth in this Agreement, or (ii) the negligent or reckless acts or omissions or willful misfeasance of the Acquired Fund in connection with this Agreement.  For the avoidance of doubt, the parties agree that Northern Trust as custodial trustee of the Private Trust shall incur no individual liability under this Section 9.2 or be under any obligation to indemnify the Acquiring Fund or any of the Acquiring Fund’s trustees, officers, agents or employees.

10.	FEES AND EXPENSES

10.1           Each of the Public Trust and the Private Trust represents and warrants to the other that, to the best of its knowledge, it has no obligations to pay any brokers or finders fees in connection with the transactions provided for herein.

10.2           Brandes Investment Partners, L.P. will pay for all of the expenses incurred in connection with the Exchange on behalf of the other parties.

11.	ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES

11.1           The Acquiring Fund and the Acquired Fund agree that no party has made any representation, warranty or covenant not set forth herein and this Agreement constitutes the entire agreement between the parties.

11.2           Except as specified in the next sentence set forth in this Section 11.2, the representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder.  The covenants to be performed after the Closing and the obligations of each of the Public Trust, the Acquiring Fund, the Private Trust and the Acquired Fund in Sections 9.1 and 9.2 shall survive the Closing.

12.	TERMINATION

This Agreement may be terminated and the transactions contemplated herein may be abandoned by either party by (i) mutual agreement of the parties; (ii) by either party if the Closing shall not have occurred on or before March 1, 2011, unless such date is extended by mutual agreement of the parties; or (iii) by either party if the other party shall have materially breached its obligations under this Agreement or made a material and intentional misrepresentation herein or in connection herewith.  In the event of any such termination, this Agreement shall become void and there shall be no liability hereunder on the part of any party or their respective trustees, or officers, as the case may be, except for any such material breach or intentional misrepresentation, as to each of which all remedies at law or in equity of the party adversely affected shall survive.

13.	WAIVER

At any time prior to the Closing Date, the Acquired Fund or the Acquiring Fund may (i) extend the time for the performance of the obligations or other acts of the other; (ii) waive any inaccuracy in the representations of the other; and (iii) waive compliance by the other with any of the agreements or conditions set forth herein.  Any such extension or waiver must be in writing.

14.	AMENDMENTS

This Agreement may be amended, modified or supplemented in such manner as may be mutually agreed upon in writing by persons with due authority to sign on behalf of the Acquired Fund and the Acquiring Fund.

15.	NOTICES

Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be deemed duly given if delivered by hand (including by Federal Express or similar express courier) or transmitted by facsimile or three days after being mailed by prepaid registered or certified mail, return receipt requested, addressed to the Acquired Fund at 11988 El Camino Real, Suite 500, San Diego, California 92130, Attention: Ian Rose, with a copy to Dechert LLP, 1095 Avenue of the Americas, New York, NY 10036-6797, Attention:  Jon Rand, or to the Acquiring Fund at 11988 El Camino Real, Suite 500, San Diego, California 92130,  Attention: Thomas Quinlan, with a copy to Bingham McCutchen LLP, 355 South Grand Avenue, Suite 4400, Los Angeles, CA 90071-3106, Attention:  Michael Glazer, or to any other address that the Acquired Fund or the Acquiring Fund shall have last designated by duly given notice to the other party.

16.	HEADINGS; COUNTERPARTS; ASSIGNMENT; LIMITATION OF LIABILITY

16.1           The Article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.2           This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

16.3           This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and the shareholders of the Acquiring Fund and the Acquired Fund and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

16.4           This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its principles of conflicts of laws.

16.5           The trustees of the Public Trust and of the Private Trust and the shareholders of each series of the Public Trust and the beneficial owners of the Private Trust shall not be liable for any obligations of the Public Trust or Acquiring Fund or of the Private Trust or Acquired Fund, as appropriate, under this Agreement, and the parties hereto agree that, in asserting any rights or claims against the other party under this Agreement, it shall look only to the assets and property of the Public Trust or Acquiring Fund or of the Private Trust or Acquired Fund, as appropriate, in settlement of such rights or claims, and not to the trustees or the shareholders or beneficial owners of the series of the other party.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and attested on its behalf by its duly authorized representatives, all as of this 28th day of January, 2011.

Attest:	BRANDES INSTITUTIONAL EQUITY TRUST
on behalf of Brandes Institutional Emerging Markets Equity Portfolio

By: THE NORTHERN TRUST COMPANY, not individually but solely in its capacity as Custodial Trustee of Brandes Institutional Equity Trust
By: _________________
                                                                                      Its: Senior Vice President

Attest:	BRANDES INVESTMENT TRUST
on behalf of Brandes Emerging Markets Fund

                          By:____________________________

                           Its: President

Attest :

BRANDES INVESTMENT PARTNERS, L.P.

                       By:____________________________

                         Its: Chief Executive Officer

Schedule A

Assets of Acquired Fund Not Being Transferred

The amount of management fees owed by certain of the Acquired Fund Beneficial Owners equal to approximately $92,000.

Schedule B

Stated Liabilities

The Acquiring Fund shall assume the liabilities of the Acquired Fund set forth in the Acquired Fund’s schedule of Liabilities as of the Closing Date delivered by the Acquired Fund to the Acquiring Fund pursuant to Section 3.2 hereof.

16010896.2